Exhibit-99.1
Item 9.01 (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRIED
MEDISYSTEMS GROUP COMPANIES
COMBINED STATEMENTS OF INCOME, COMPREHENSIVE INCOME (LOSS),
AND RETAINED EARNINGS (DEFICIT)
(In thousands)

	For the Nine Months Ended
	September 30,
	2007	2006
	(unaudited)
NET SALES	$49,517	$46,970

COST OF GOODS SOLD	35,712	35,644

GROSS PROFIT	13,805	11,326

OPERATING EXPENSES:
Selling and marketing	1,393	1,563
Research and development	1,513	1,779
Distribution and freight	693	933
General and administrative	2,884	3,039
Royalty to affiliate	2,661	3,262

Total operating expenses	9,144	10,576

INCOME FROM OPERATIONS	4,661	750

OTHER INCOME (EXPENSE):
Interest and other income	216	214
Interest and other expense	(250)	(208)

Total other income—net	(34)	6

INCOME BEFORE PROVISION FOR FOREIGN INCOME TAXES	4,627	756

PROVISION FOR FOREIGN INCOME TAXES	298	160

NET INCOME	4,329	596

OTHER COMPREHENSIVE INCOME—
Foreign currency translation adjustment	53	37

COMPREHENSIVE INCOME	$4,382	$633

NET INCOME	4,329	596

DIVIDENDS PAID OR DECLARED	(495)	—
DISTRIBUTION OF MTC RETAINED DEFICIT	70	—
RETAINED EARNINGS (DEFICIT):
Beginning of year	866	(4,825)

End of year	$4,770	$(4,229)

See Accompanying Notes to These Combined Financial Statements

MEDISYSTEMS GROUP COMPANIES
COMBINED BALANCE SHEET
(In thousands)

	September 30,	December 31,
ASSETS	2007	2006
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$972	$1,622
Accounts receivable:
Trade, net of allowance for doubtful accounts of $50 at September 30, 2007 and December 31, 2006	3,167	4,649
Other	1,309	7,014
Inventories	10,350	7,854
Other current assets	704	268

Total current assets	16,502	21,407
PROPERTY, EQUIPMENT, AND LEASEHOLD
IMPROVEMENTS—Net	4,167	3,450
OTHER ASSETS	137	143

TOTAL ASSETS	$20,806	$25,000

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,517	$8,678
Accrued royalties	2,774	11,170
Due to Affliates	146	121
Accrued expenses	3,325	2,974

Total current liabilities	14,762	22,943
NONCURRENT LIABILITIES	819	785
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDER’S EQUITY:
Capital stock	443	448
Retained earnings	4,772	866
Accumulated other comprehensive income (loss)	10	(42)

Total stockholder’s equity	5,225	1,272

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$20,806	$25,000

See Accompanying Notes to These Combined Financial Statements

MEDISYSTEMS GROUP COMPANIES
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	September 30,
	2007	2006
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,329	$596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	634	688
Loss (gain) on disposal of assets—net	13	(1)
Changes in operating assets and liabilities:
Accounts receivable—trade	1,482	(2,859)
Accounts receivable—other	5,703	(172)
Inventories	(2,495)	460
Other current assets	(435)	(41)
Other assets	6	43
Accounts payable	(160)	1,393
Accounts payable—affiliates	(8,356)	1,313
Accrued expenses	337	(959)
Other liabilities	98	23

Net cash provided by operating activities	1,156	484

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,364)	(820)

Net cash used in investing activities	(1,364)	(820)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(495)	—
Bank overdrafts	—	(74)

Net cash used in financing activities	(495)	(74)

Foreign currency translation effect on cash flows	53	37

NET DECREASE IN CASH AND CASH EQUIVALENTS	(650)	(373)

CASH AND CASH EQUIVALENTS:
Beginning of period	1,622	2,501

End of period	$972	$2,128

Supplemental disclosure of non-cash investing and financing activities:
Spin-off of MTC	$70	$—

Supplemental disclosures of cash flow information:
Cash paid during the period for income taxes	$88	$126
Cash paid during the period for interest	25	4
See Accompanying Notes to These Combined Financial Statements

MEDISYSTEMS GROUP COMPANIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of September 30, 2007 and for the Nine Months Ended September 30, 2007 and 2006 is Unaudited)

1.	SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations—Medisystems Group Companies as defined below are involved in the design, manufacture, assembly, import, export, and distribution of disposable medical devices (bloodlines and needles) primarily for use in dialysis and related blood therapies. Certain entities within the Medisystems Group Companies represent contract manufacturers that sell products exclusively to other entities within the Medisystems Group Companies.

Organization and Principles of Combination—The Medisystems Group is composed of various domestic and foreign corporations that are related through common ownership, management control, incorporation of certain technology used in the manufacture of products and the interdependence of operating activities. The Medisystems Group is under common ownership and management control of a sole stockholder, Mr. Utterberg, who directly or indirectly owns all of the outstanding stock of the Medisystems Group.
     The combined financial statements include the accounts of the following entities that collectively make up the Medisystems Group Companies (“the Medisystems Group”):
Medisystems Corporation, or MDS—Originally formed in the state of California in 1981 and subsequently incorporated in the state of Washington in 1993, this subchapter S corporation is involved in the design, import, and distribution of the Medisystems Group’s products. MDS’s principal location is in Seattle, Washington, with a customer service office near Denver, Colorado. MDS owns equipment located in Italy and Mexico that is utilized in the manufacturing and assembly operations of other members of the Medisystems Group.

Medisystems Technology Corporation, or MTC —Formed in 1998, this state of Nevada subchapter S corporation receives all of its revenue from royalties under the terms of license agreements with MDS. MTC in turn pays license fees to DSU Medical under the terms of its license agreement with DSU Medical, and is responsible for securing intellectual property licenses for the components utilized in the Medisystems Group’s products. MTC’s operations are located in Las Vegas, Nevada. In May 2007, MTC merged into DSU Medical, another entity under the control of the sole shareholder, with DSU Medical being the surviving entity. The accounts of MTC are included in the Medisystems Group through May 31, 2007, the date of merger. The impact of removing MTC from the Medisystems Group’s financial statements was immaterial given all significant accounts were inter-company in nature and, as such, were eliminated in combination.

Medisystems Research Corporation, or MRC—Formed in 1995, this state of Illinois subchapter S corporation performs research and development activities aimed at developing new products and improvement to existing products for the Medisystems Group. MRC’s facility is located near Chicago, Illinois.

Medisystems Services Corporation, or MSC—Formed in 1998, this state of Nevada subchapter S corporation provides contract employee services exclusively to other Medisystems Group companies. MSC’s operations are located in Las Vegas, Nevada.

Lifestream Medical Corporation, or LSM—Formed in 1996, this state of Nevada subchapter S corporation was created in anticipation of the possible future reorganization of the Medisystems Group’s U.S. operations. LSM presently has no operations of significance.

Infusion Care Services, Inc., or ICS—Formed in 1991 and without any activity or initial capitalization until 1997, this state of Delaware subchapter S corporation is involved in specific product sourcing transactions. ICS presently has no operations of significance.

Medimexico, S. de R.L. de C.V., or MDM—Formed in 1993 and a subsidiary of MDS since 1998, this Mexican corporation provides manufacturing and assembly services of components and finished products to MDS under a Maquiladora contract.

All of MDM’s production is sold to MDS under this Maquiladora contract. In its operations, MDM utilizes certain manufacturing and assembly equipment owned by MDS. MDM’s facility is located in Tijuana, Baja California, Mexico.
Medisystems Europe S.p.A., MDE—Formerly known as Amtech, S.r.l. and formed in 1991, this Italian corporation manufactures medical device components for MDS. All of MDE’s production is sold under a contract manufacturing agreement to MDS for inclusion in its final product. In its operations, MDE also utilizes certain manufacturing and assembly equipment owned by MDS. MDE’s facility is located in Sorbara, Modena, Italy.

The commonality of ownership among the members of the Medisystems Group as of September 30, 2007 and December 31, 2006, is as follows:

	September 30, 2007		December 31, 2006
	Percent Owned		Percent Owned
	by a Common	Remainder	by a Common	Remainder
Entity	Stockholder	Owned by	Stockholder	Owned by
MDS	100.0%	N/A	100.0%	N/A
MRC	100.0%	N/A	100.0%	N/A
MTC	N/A	N/A	100.0%	N/A
MSC	100.0%	N/A	100.0%	N/A
LSM	100.0%	N/A	100.0%	N/A
ICS	100.0%	N/A	100.0%	N/A
MDM	0.3%	MDS	0.3%	MDS
MDE	90.0%	MDS	90.0%	MDS
The combined financial statements do not include the accounts of DSU Medical, another entity under the control of the sole shareholder of the Medisystems Group that owns intellectual property licensed to MDS and provides consulting services to the Medisystems Group. DSU Medical is not included in the combined Medisystems Group since its activities are substantially unrelated to the Medisystems Group’s activities and revenue generated from the Medisystems Group member companies is not significant in relation to DSU’s operating revenue and as such, DSU Medical is not economically dependent on revenue from the Medisystems Group. In May 2007 MTC merged into DSU Medical, with DSU Medical being the surviving entity.

Unaudited Condensed Interim Financial Information—The accompanying interim combined balance sheet at September 30, 2007 and the combined statements of income, comprehensive income (loss), and retained earnings (deficit) and of cash flows for the nine months ended September 30, 2007 and 2006 are unaudited. The unaudited interim combined statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, and in the opinion of the Medisystems Group’s management have been prepared on the same basis as the audited combined financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and include all adjustments, consisting of normal recurring adjustments and accruals, necessary for the fair presentation of the Medisystems Group’s financial position at September 30, 2007 and its results of operations and its cash flows for the nine months ended September 30, 2007 and 2006. The results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the combined financial statements and accompanying notes. The most significant estimates relate to future customer rebates, sales returns, inventory obsolescence, depreciation and useful lives of depreciable assets. Actual results could differ from those estimates.

Cash Equivalents—Short-term investments with an original maturity of three months or less are considered to be cash equivalents. Cash equivalents are carried at cost, which approximates market value. Approximately $0.5 million was deposited with foreign banks at September 30, 2007 and December 31, 2006, respectively.

Trade Accounts Receivable- Trade accounts receivable are stated at the amount the Medisystems Group expects to collect. The Medisystems Group maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Medisystems Group management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms and the length of time the receivable is past due.

Fair Value of Financial Instruments – The carrying value for cash, cash equivalents, accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

Other Receivables—Other receivables consist primarily of advanced deposits with customers, refundable value-added tax payments in Italy and Mexico, refundable income tax payments and proceeds from legal settlement.

Inventories—Inventories are stated at the lower of cost (first-in, first-out basis) or market.

Property, Equipment and Leasehold Improvements—Property, equipment and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation for property and equipment is calculated primarily on a straight-line basis over the estimated useful lives of the related assets, ranging from 3 to 15 years. Depreciation for leasehold improvements is calculated primarily on a straight-line basis over the estimated useful life of the asset or over the remaining portion of the lease, whichever is less.

Long-Lived Assets—Management periodically reevaluates long-lived assets consisting primarily of property, equipment, and leasehold improvements to determine whether there has been any impairment of the value of these assets and the appropriateness of their estimated remaining lives. No such impairment was recognized for the nine months ended September 30, 2007 and the twelve months ended December 31, 2006.

Revenue Recognition—The Medisystems Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. The Medisystems Group sells its goods based on terms that define transfer of title and risk of loss at a specific location, typically FOB destination. In addition, the Medisystems Group periodically evaluates whether an allowance for sales returns is necessary. Historically, the level of returns has been insignificant.

Customer Rebates—Customer rebates are accounted for under the provisions of EITF 01-09 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”. The amount of future rebates on applicable sales is estimated based on factors such as estimated inventory on hand with distributors, historical volume of rebates and the terms of rebate agreements. Customer rebates are included as a reduction of sales and accounts receivable.

Significant Customers—The Medisystems Group’s sales are concentrated among a few large customers, distributors and NxStage. For the nine months ended September 30, 2007 and 2006, the percentage of sales to these customers is as follows:

	September 30,
	2007	2006
Customer #1	65%	65%
Customer #2	9%	17%
Customer #3	14%	6%
Customer #4	8%	8%
All other customers	4%	4%

	100%	100%

The Medisystems Group sells to its largest customers under long-term supply contracts that are subject to renewal at various dates in future years. The contract with Customer #2 expired in February 2007 and was not renewed by Medisystems. Remaining contracts expire on various dates through January 2014. Under the terms of the long-term contracts, customers are required to purchase certain minimum quantities that increase yearly throughout the contract period.

Accounts receivable consist primarily of amounts due from these significant customers. Sales are made without collateral, and the Medisystems Group’s credit-related losses have been insignificant. The percentage of receivables from customers #1, #2, and #3 were 20%, 8% and 39% as of September 30, 2007 16%, 42% and 23%, as of December 31, 2006, respectively.

Vendors—The Medisystems Group purchases the majority of its bloodlines and substantially all of its needle sets from Kawasumi Laboratories, Inc., a Japanese contract manufacturer. This purchase arrangement is covered by formal contracts expiring in June 2008 for bloodlines and February 2011 for needle sets. Approximately $7.3 million and $7.8 million are owed to this supplier at September 31, 2007 and December 31, 2006, respectively, and included in accounts payable and accrued expenses.

Under the terms of the manufacturing agreement, the Medisystems Group agrees to purchase from Kawasumi an annual quantity at least equal to 80% of the goals established by both parties for each 12 month period commencing February 1. The Medisystems Group has not experienced any losses as a result of this commitment and does not expect any losses over the remaining term of this annual agreement. If the parties cannot agree on new goals for the upcoming year at least 4 months prior to the start of the contract year, the agreement will be terminated at the conclusion of such contract year.

Shipping and Handling –The Medisystems Group’s shipping and handling costs are included in cost of sales for all periods presented. Freight charged to customers is included in net sales.

Foreign Currency Translation—Assets and liabilities of Medisystems Group’s foreign operations are translated into US Dollars at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at average rates in effect during the period. The resulting translation adjustment is reflected as accumulated other comprehensive income, a separate component of stockholder’s equity. Realized and unrealized gains (losses) on foreign currency transactions are included in other income (expense). The Medisystems Group recognized $53,000 and $37,000 of foreign exchange transaction gains for the nine months ended September 30, 2007 and 2006, which are included in other income (expense) in the combined statement of income.

Research and Development Costs — Research and development costs are charged to operations as incurred.

Income Taxes—MDS, MRC, MSC, LSM, and ICS are subchapter S corporations for U.S. federal income tax purposes. Accordingly, the applicable taxable income or loss is reported on their sole shareholder’s personal tax return and no provision for income tax is reflected in these financial statements.

The Medisystems Group accounts for foreign income taxes under the asset and liability method whereby deferred income taxes are recorded for the temporary differences between the amounts of assets and liabilities for financial reporting purposes and amounts as measured for tax purposes.

Comprehensive Income — Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes certain changes in equity, such as foreign currency translation adjustments, that are excluded from results of operations.

Reclassifications – Certain reclassifications were made to prior periods to conform to the current period’s presentation.

2.	INVENTORIES

Inventories consist of the following (in thousands):

	September 30,	December 31,
	2007	2006
Raw materials	$4,730	$3,165
Work in progress	1,022	476
Finished goods	4,598	4,213

	$10,350	$7,854

3.	PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

Property, equipment, and leasehold improvements are physically located in various countries and consist of the following at September 30, 2007 and December 31, 2006 (in thousands):

September 30, 2007:	Italy	Mexico	United States	Total
Machinery and equipment	$10,199	$6,204	$916	$17,319
Furniture and fixtures	305	299	561	1,165
Leasehold improvements	1,804	2,419	473	4,696
Vehicles	103	57	—	160
Computer software & hardware	813	691	1,540	3,044
Equipment under construction	261	695	—	956

	$13,485	$10,365	$3,490	$27,340

Less accumulated depreciation and amortization				23,173

				$4,167

December 31, 2006:	Italy	Mexico	United States	Total
Machinery and equipment	$9,368	$6,527	$909	$16,804
Furniture and fixtures	281	299	561	1,141
Leasehold improvements	1,035	2,419	473	3,927
Vehicles	95	47	—	142
Computer software & hardware	799	692	1,550	3,041
Equipment under construction	738	37	2	777

	$12,316	$10,021	$3,495	$25,832

Less accumulated depreciation and amortization				22,382

				$3,450

     Depreciation expense for the nine months ended September 30, 2007 and 2006 was $0.6 million and $0.7 million, respectively.
4.	NONCURRENT LIABILITIES

Noncurrent liabilities consisted of the following (in thousands):

	September 30,	December 31,
	2007	2006
Future severance payable under Italian law	$781	$689
Deferred rent	14	73
Lease deposits	24	23

	$819	$785

5.	OPERATING LEASES

The Medisystems Group has noncancellable operating leases for research and development facilities, manufacturing and assembly facilities and corporate offices. The research facility is located in the United States. The lease expires in 2007 with an option to renew for two additional two-year extensions. The manufacturing and assembly facilities are located in Mexico and Italy. The Mexico facility lease expires through 2011 with various renewal options to extend through 2016. The Italy facility lease expires through 2012 with various renewal options to extend through 2018. The Medisystems Group also has lease commitments for corporate offices in the United States. These leases expire through March 2008. The Medisystems Group has also subleased excess office space through 2007. The Medisystems Group is also required to pay taxes, insurance, and repairs and maintenance on the majority of its facility and office leases.

Rent expense, net of sublease income, under operating leases for the nine months ended September 30, 2007 and 2006 totaled $1.1 million and $1.0 million, respectively.

Minimum future rental payments required under the lease agreements are as follows at December 31, 2006 (in thousands):

					Sublease
	MRC	MDE	MDM	MDS	Income	Total
2007	$35	$125	$677	$688	$(170)	$1,355
2008	—	127	697	—	—	824
2009	—	130	718	—	—	848
2010	—	133	739	—	—	872
2011	—	135	567	—	—	702
Thereafter	—	49	—	—	—	49

Minumum future payments, net	$35	$699	$3,398	$688	$(170)	$4,650

6.	EMPLOYEE BENEFIT PLANS

The Medisystems Group maintains a qualified defined contribution 401(k) profit sharing plan, or the Plan, covering U.S. domiciled employees of MDS, MRC, MSC, and LSM. The Plan covers substantially all employees upon date of hire. The Plan allows for employee contributions of up to the annual Internal Revenue Service, or the IRS, maximum deferral amount. Employee contributions to the Plan are matched by MDS, MRC, MSC, and LSM at a rate of 50% of the employees’ contributions. Participants vest in the Medisystems Group’s contributions ratably over six years. These employer contributions are limited to an annual maximum of 3% of the employees’ base pay. Employer contributions for the nine months ended September 30, 2007 and 2006 totaled $41,000 and $63,000 , respectively. In addition, the Medisystems Group made a discretionary profit sharing contribution in the amount of $0.2 million for the nine months ended September 30, 2007.

Italian law provides for severance payments to employees upon dismissal, resignation, retirement or other termination of employment. Accruals are computed as of the date of the financial statements based upon category of personnel, length of service with the Medisystems Group, cost of living index and compensation. Accruals are charged directly to income and are not funded. Amounts payable of $0.8 million and $0.7 million at September 30, 2007 and December 31, 2006, respectively, are included in non-current liabilities in the company’s combined balance sheet.

7.	RELATED PARTY TRANSACTIONS

The underlying technology included in the products and components produced by the Medisystems Group is covered by patents developed and owned by DSU Medical, a separate company owned by the Medisystems Group’s sole stockholder, Mr. David Utterberg, but not included in the Medisystems Group’s combined financial statements. Through a series of license and sublicense agreements executed in 1998, DSU Medical granted MTC a nonexclusive license to this technology, which in turn granted a nonexclusive sublicense to the technology to MDS. The sublicense agreement, with an effective date of October 1, 1998, calls for annual royalty payments from MDS of $5.7 million, payable in quarterly installments, in advance. During April 2001, both the license and sublicense agreements were amended to grant exclusive right and license to practice the inventions of certain subject patents referenced in the original license and sublicense agreements. These amendments also increased the annual royalty payment from MDS under the sublicense agreement from $5.7 million to $5.8 million. The license agreement, also dated October 1, 1998, requires MTC to pay a royalty to DSU Medical in an amount ranging from 75% to 100% of any sublicense royalties received by MTC.

For the period January 1, 2007 through May 31, 2007, at the discretion of the sole common stockholder, Mr. Utterberg, and in contemplation of a renegotiation of existing agreements, DSU Medical did not charge royalty payments to MTC and MTC, in turn, did not charge royalty to MDS.

Effective June 1, 2007, DSU Medical and MDS terminated the royalty sublicense agreement to MDS for consideration of $2.7 million to be paid to DSU Medical. A new royalty free license agreement between DSU Medical and MDS was entered into effective June 1, 2007.

As of and for the nine months ended September 30, 2007, under these license and royalty agreements, MDS incurred royalty expense of $2.7 million in consideration of termination of the royalty-bearing sublicense agreement and establishment of the royalty-free license agreement and owed $2.8 million payable to DSU Medical.

All royalty amounts paid and received between MDS and MTC under their sublicense agreement have been eliminated in the accompanying financial statements.

The Medisystems Group had sales of $7.4 million and $2.8 million for the nine months ended September 30, 2007 and 2006, respectively to NxStage Medical, Inc., or NxStage, a publicly held company in which Mr. Utterberg is a significant shareholder. The accounts receivable balance from NxStage as of September 30, 2007 and December 31, 2006 was $1.2 million and $1.1 million, respectively.

8.	INCOME TAXES

MDM and MDE are subject to taxation on income in their respective countries. For the nine months ended September 30, 2007 and 2006, the provision for foreign income taxes for MDM was $41,000 and $58,000, respectively and for MDE was $0.3 million and $0.1 million, respectively.

Deferred income tax assets or liabilities, related to MDM and MDE, consist predominantly of the temporary differences between the tax basis of equipment and leasehold improvements and the corresponding financial statement amounts. As of September 30, 2007 and December 31, 2006, MDM had total deferred tax assets of $0.2 million and $0.2 million, respectively, and MDE had net deferred tax liabilities of $29,000 and $28,000 as of September 30, 2007 and December 31, 2006.

9.	STOCKHOLDER’S EQUITY

The capital stock of the Medisystems Group at September 30, 2007 is as follows:

Medisystems Corporation, no par value—authorized, 100,000
shares; issued and outstanding, 5,500 shares
Medisystems Research Corporation, no par value—authorized,
100,000 shares; issued and outstanding, 5,000 shares
Medisystems Services Corporation, no par value—authorized,
25,000 shares; issued and outstanding, 5,000 shares
Lifestream Medical Corporation, no par value—authorized,
5,000 shares; issued and outstanding, 5,000 shares
Infusion Care Services, Inc., no par value—authorized, 1,000 shares; issued and outstanding, 1,000 shares
Medimexico, S. de R.L. de C.V., one equity participation of fixed stock capital with a value of $45,000 Mexican pesos
Medisystems Europe, S.p.A., par value, Euro €1.00 per
share; issued and outstanding, 93,132 shares
10.	CREDIT FACILITIES

In January 2003, the Medisystems Group secured a $10.0 million credit commitment from KeyBank National Association, or the Bank, expiring January 31, 2006. The commitment consisted of an $8.5 million revolving line of credit and a $1.5 million letter of credit facility. Through amendments in December 2003 and August 2004, the Bank reduced its combined credit commitment to the Medisystems Group to $5.0 million, consisting of a $3.5 million revolving line of credit and a $1.5 million demand line of credit. The agreement was renewed in January 2006 and will expire January 2009. The interest on outstanding borrowings is equal to a Prime-Based Rate (minus 0.75%) or a London Inter-Bank Offered Rate or LIBOR, Based Rate (plus 1.75%) depending on whether a LIBOR Rate Election has been made in accordance with provisions of the respective Promissory Notes supporting the Credit Loan Agreement. Prime rate at September 30, 2007 was 7.75% and the LIBOR range was 5.08% for 1 month to 4.90% for 12 months at September 30, 2007, according to published sources. As of September 30, 2007, there were no outstanding amounts due under the revolving line of credit. The accounts receivable, inventory, and property of the Medisystems Group have been pledged as collateral for the aforementioned credit commitment. As of September 30, 2007, the Medisystems Group had issued €0.8 million ($1.1 million) of standby letters of credit expiring through December 2010.

At September 30, 2007, MDE had three separate working capital lines of credit from two Italian banks totaling €0.4 million ($0.6 million), and bearing interest ranging from 8.85% to 11.875% at September 30, 2007. The lines of credit have no stated expiration. There were no amounts outstanding under these lines of credit as of September 30, 2007 MDE had one loan outstanding as of September 30, 2007 totaling € 0.2 million ($0.2 million) which expires in September, 2011 and is included in accrued liabilities. The interest on outstanding borrowings is equal to EURIBOR for 3 months (plus 1.15%) subject to an interest rate swap agreement at rates greater than 4%. When EURIBOR (3 months) plus 1.15% exceeds 4%, interest is calculated on a blended basis, with 50% of the nominal value of the loan subject to a fixed rate of 4%, and the remaining 50% subject to the EURIBOR (3 months) plus 1.15%. EURIBOR for 3 months at September 30, 2007 was 4.792% according to published sources. Interest expense reflects the applied blended interest rate calculation.

11.	COMMITMENTS

The Medisystems Group had total commitments to purchase capital assets of approximately $0.5 million and $0.4 million at September 30, 2007 and December 31, 2006.

12.	SUBSEQUENT EVENTS

In June 2007, Mr. Utterberg, the sole stockholder of the Medisystems Group, entered into an agreement with NxStage, pursuant to which NxStage agreed to purchase the issued and outstanding shares of MDS, MSC, MDE and MDM. This transaction closed on October 1, 2007.